UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. ____)

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HEARTLAND GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[Heartland Funds Letterhead]

_____________, 2018

Dear International Value Fund Shareholder,

The enclosed proxy statement relates to the proposed liquidation of the Heartland International Value Fund, a series of Heartland Group, Inc. The liquidation of the International Value Fund pursuant to a Plan of Liquidation requires shareholder approval and a special shareholder meeting has been scheduled for October 9, 2018 for shareholders to vote on the proposal.

As discussed in more detail in the enclosed proxy statement, Heartland Advisors, Inc., the investment adviser to the Fund, recommended the liquidation of the Fund to the Board of Directors of Heartland Group, Inc.

The Board and Fund management have recommended this action for the following reasons, as discussed in more detail in the proxy statement:

•	The Fund has underperformed its benchmark index and Morningstar and Lipper peer group averages since its inception in 2010, even on a risk adjusted basis.

•	The Fund has had minimal asset growth.

•	Heartland Advisors, Inc. believes the Fund has limited sales potential for the foreseeable future given its current track record, even in the event of a significant improvement in performance.

Because of these and other factors, the Board of Directors has determined that the Fund’s long-term viability is unlikely, as it has significant hurdles to improving its performance and sales potential, and that it is in the best interest of the Fund’s shareholders to liquidate the Fund.

Your vote is important

Please review the detailed proxy statement and question and answer summary that follow this letter. Even if you plan to attend the meeting, please promptly complete, date, sign and return the enclosed proxy card(s) in order to avoid the expense of additional mailings or contacting you by telephone. You may also vote by telephone by calling the number indicated on your proxy card, or via the Internet.

Thank you for your time and attention to this matter.

Sincerely,

William R. Nasgovitz
Chief Executive Officer

HEARTLAND GROUP, INC.

Heartland International Value Fund

789 North Water Street, Suite 500

Milwaukee, Wisconsin 53202

Telephone: (800) 432-7856

www.heartlandfunds.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

ON OCTOBER 9, 2018

To the Shareholders of the Heartland International Value Fund:

A Special Meeting of Shareholders (the “Meeting”) of the Heartland International Value Fund (the “Fund”), a series of Heartland Group, Inc. (the “Company”), will be held on Tuesday, October 9, 2018, at 9:00 a.m., local time, at the offices of Heartland Advisors, Inc., located at 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202, for the following purposes:

1.	To approve the liquidation of the Fund pursuant to a plan of liquidation, a copy of which is attached as Appendix A to the proxy statement accompanying this notice; and

2.	To transact such other business as properly may come before the meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business on August 17, 2018 will be entitled to vote at the Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company unanimously recommends that shareholders vote FOR the proposal.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on October 9, 2018:

The Letter to Shareholders, Notice of Special Meeting of Shareholders, and Proxy Statement are available at www.proxyvote.com.

As a shareholder of the Fund, you are asked to attend the Meeting either in person or by proxy. Even if you plan to attend the Meeting in person, we urge you to authorize your proxy prior to the Meeting. You can do this in one of three ways by: (1) completing, signing, dating, and promptly returning the enclosed proxy card in the enclosed postage prepaid envelope, (2) calling a toll-free telephone number, or (3) using the Internet. Your prompt authorization of a proxy will help assure a quorum at the Meeting and avoid additional expenses associated with further solicitation. Voting by proxy will not prevent you from voting your shares in person at the Meeting. You may revoke your proxy before it is exercised at the Meeting by submitting to the Secretary of the Company a written notice of revocation or a subsequently signed proxy card (i.e., a later-dated proxy), or by attending the Meeting and voting in person. A prior proxy can also be revoked by proxy voting again through the website or toll-free number noted on the enclosed proxy card. Proxy cards and written notices of revocation must be received by the Fund prior to the Meeting.

By Order of the Board of Directors,

Vinita K. Paul
Vice President, Secretary and Chief Compliance Officer
Heartland Group, Inc.

Milwaukee, Wisconsin

September __, 2018

Questions and Answers

We encourage you to read the full text of the enclosed proxy statement and, for your convenience, we have provided a brief overview of the proposal to liquidate the Heartland International Value Fund (the “Fund”) pursuant to a plan of liquidation (the “Plan”).

Q.	Why am I receiving this Proxy Statement?

A.	Upon the recommendation of Heartland Advisors, Inc. (the “Advisor”), the Fund’s investment adviser, and subject to shareholder approval, the Board of Directors of Heartland Group, Inc. (the “Board”) has approved the liquidation of the Fund pursuant to the Plan. Accordingly, we are asking shareholders to approve the liquidation of the Fund pursuant to the Plan.

Q.	Why is the Board recommending the liquidation of the Fund pursuant to the Plan?

A.	At a meeting held on July 18, 2018, the Board considered the Advisor’s recommendation to liquidate the Fund pursuant to the Plan. In evaluating the Plan, the Board considered a number of factors, including, but not limited to, the Fund’s small asset size, the Fund’s performance since inception and the Advisor’s belief that the Fund has limited potential for growth. The Board also considered potential alternatives to liquidation. Based on its consideration of these and other factors, the Board concluded that approval of the liquidation of the Fund pursuant to the Plan was in the best interests of the Fund and its shareholders.

Q.	How will the liquidation affect my investment?

A.	Pursuant to the Plan, any shareholder who has not exchanged or redeemed their shares of the Fund prior to the close of trading on the New York Stock Exchange on October 26, 2018 (the “Effective Time”) will have their shares redeemed in cash and will receive a disbursement representing the shareholder’s proportionate interest in the excess of the assets of the Fund over the liabilities of the Fund, subject to any required withholdings.

Q.	Will I have to pay any taxes as a result of the liquidation?

A.	For a shareholder that holds Fund shares in a taxable account, the liquidation of the Fund is a taxable event for federal income tax purposes. A shareholder who receives redemption proceeds will be treated as having received the redemption proceeds in exchange for the shareholder’s shares of the Fund and will recognize gain or loss for federal income tax purposes based on the difference between the amount received and the shareholder’s basis in the shares of the Fund. Any distributions received (including, but not limited to, any capital gain distributions) will be taxable in the normal manner. The federal income tax consequences of the liquidation are described generally in the proxy statement. You should consult your tax advisor with respect to your particular circumstances.

i

Q.	May I redeem or exchange my shares in advance of the special meeting?

A.	Yes. You may redeem your shares at any time prior to the Effective Time. Please see the Fund’s prospectus, which describes how to redeem shares. You may also exchange your shares of the Fund for the same class of shares of any of the other Heartland Funds as provided in the prospectus. An exchange is treated as a redemption and a subsequent purchase, and is therefore a taxable transaction for federal income tax purposes. No redemption fees will be imposed by the Fund in connection with such redemptions or exchanges; however, please note that your financial intermediary may charge fees in connection with such redemptions or exchanges.

Q.	What will happen if the shareholders do not approve the liquidation?

A.	If the shareholders of the Fund do not approve its liquidation, then you will remain a shareholder of the Fund and it will not liquidate pursuant to the Plan. The Board would then consider other alternatives for the Fund, which may include asking shareholders to approve another liquidation proposal.

Q.	Will the Fund pay for the proxy solicitation and related expenses of liquidating the Fund?

A.	No. The Advisor has agreed to bear these costs, other than any costs that are part of the Fund’s customary fees and operating expenses.

Q.	How does the Board recommend that I vote?

A.	After careful consideration, the Board, including a majority of the directors who are not “interested persons” of the Company as defined in the Investment Company Act of 1940, as amended, unanimously recommends that you vote FOR the proposal.

Q.	How can I vote my shares?

A.	You may choose from one of the following options, as described in more detail on the proxy card, to authorize a proxy to vote your shares or vote in person:

•	By mail, using the enclosed proxy card and return envelope;
•	By telephone, using the toll-free number on your proxy card;
•	Through the Internet, using the website address on your proxy card; or
•	In person at the shareholder meeting.

Q.	Whom should I call for additional information about this proxy statement?

A.	Please call [ ] for additional information.

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HEARTLAND GROUP, INC.

Heartland International Value Fund

789 North Water Street, Suite 500

Milwaukee, Wisconsin 53202

Telephone: (800) 432-7856

www.heartlandfunds.com

PROXY STATEMENT

Solicitation

This proxy statement is being furnished by the Board of Directors (the “Board”) of Heartland Group, Inc., a Maryland corporation (the “Company”), to the shareholders of the Heartland International Value Fund, a series of the Company (the “Fund”), in connection with the solicitation of proxies for use at a special meeting of shareholders (the “Meeting”) to be held on Tuesday, October 9, 2018, at 9:00 a.m., local time, at the offices of Heartland Advisors, Inc. (the “Advisor”), located at 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202, and any adjournments or postponements thereof. The Board is soliciting your proxy with respect to the liquidation of the Fund pursuant to a plan of liquidation (the “Plan”).

The Board is conducting the solicitation of proxies for use at the Meeting principally through the mailing of this Proxy Statement and the accompanying proxy cards. Officers, directors and employees of the Company and the Advisor may also solicit shareholder proxies in person, by telephone, or electronically through the Internet, without special compensation.

The Advisor will pay for all costs and expenses associated with the solicitation of proxies, including costs relating to the printing, mailing, and tabulation of the proxies. The Company has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to assist in the distribution of proxies.

This Proxy Statement and the accompanying materials are being mailed to shareholders on or about September 4, 2018.

Background to Proposal

The Fund has underperformed its benchmark index and Morningstar and Lipper peer group averages since its inception in 2010, even on a risk adjusted basis, and has not grown to a sustainable size. The Board has spent considerable time discussing the Fund’s performance with the Advisor, most recently as part of the Board’s consideration of the Fund’s advisory agreement earlier in 2018. At that time, the Board asked the Advisor to conduct a strategic review of the Fund and prepare a performance improvement plan for the Fund. In responding to the Board’s request, the Advisor determined after a thorough review that a viable performance improvement plan could not be implemented. As a result of its evaluation, the Advisor recommended the liquidation of the Fund pursuant to the Plan to the Board based on a number of factors, including, but not limited to, the Fund’s asset size, the Fund’s performance since inception and the Advisor’s belief that it has limited potential for growth. These factors are described further under “Board Approval and Recommendation” below.

At a meeting of the Board held on July 18, 2018, the Board, including a majority of the directors who are not “interested persons” of the Company (the “Independent Directors”), as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved and deemed advisable, subject to shareholder approval, the liquidation of the Fund pursuant to the Plan.

If shareholders of the Fund approve the proposal, the Fund will cease its business as a series fund of a registered investment company and will be liquidated pursuant to the Plan. If shareholders of the Fund do not approve the proposal, then the Fund will not liquidate. The Board would then consider other alternatives for the Fund, which may include asking shareholders to approve another liquidation proposal.

Liquidation of the Fund Pursuant to the Plan

Overview

The Board has approved and deemed advisable a resolution that the Fund be liquidated pursuant to the Plan and has recommended that the Fund’s shareholders vote in favor of the Plan. The Company’s charter requires that the liquidation of the Fund be approved by a vote of a majority of the outstanding securities of the Fund, as defined in the 1940 Act.

The Plan provides for various actions that took place following approval by the Board on July 18, 2018, but the liquidation of the Fund at the effective time of the liquidation will only take place following approval by shareholders. The Fund was previously closed to purchases and incoming exchanges on July 18, 2018, and thereafter the Advisor began to convert the Fund’s portfolio securities to cash to meet anticipated redemptions and to prepare for the orderly liquidation of the Fund. If shareholders approve the liquidation of the Fund pursuant to the Plan, the Fund will cease its business as a series of a registered investment company and will wind down its business affairs, preserve the value of its assets and discharge or make reasonable provision for the payment of the Fund’s liabilities. The Fund will distribute its remaining net assets in one or more liquidating distributions to each shareholder of record as of the liquidation date. Upon the mailing of the final liquidating distribution, all outstanding shares of the Fund will be redeemed and canceled and the Fund will be terminated as a series of the Company.

Summary of the Plan

The Plan is attached hereto as Appendix A, and this summary of the Plan is qualified in its entirety by the reference to Appendix A.

Effectiveness of Plan. The Plan will become effective upon its approval by the shareholders of the Fund.

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Closing of the Fund. The Fund was closed to purchases and incoming exchanges as of the close of trading on the New York Stock Exchange on July 18, 2018 (the “Closing Date”). However, exceptions may be made in limited circumstances when approved by the officers of the Company where it is not operationally possible or otherwise impracticable to prohibit new purchases by an account.

Cessation of Business. Assuming the Plan is approved at the Meeting, the Advisor anticipates that the Fund will cease its business as a series fund of a registered investment company as of the close of trading on the NYSE on October 26, 2018 (the “Effective Time”), and will not engage in any business activities except for the purposes of winding down its business affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities, and distributing its remaining assets to shareholders in accordance with the provisions of the Plan.

Fixing of Interests and Closing of Books. The Plan also provides that the proportionate interests of shareholders in the assets of each class of the Fund will be fixed on the basis of their respective holdings at the Effective Time. At the Effective Time, the books of the Fund will be closed.

Liquidation of Fund Assets and Payment of Debts. As soon as is reasonable and practicable after the Closing Date and before the Effective Time, all portfolio securities of the Fund will be converted to cash or cash equivalents. The Plan provides that if any securities are illiquid or otherwise unable to be converted to cash or cash equivalents prior to the Effective Time, the security or securities may be transferred to the Advisor or an affiliate as a redemption in kind of its interest in the Fund, subject to approval by the Board and compliance with other applicable regulatory requirements governing affiliated transactions. As soon as practicable after the Closing Date, the Company will pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the final liquidating distribution.

Liquidating Distributions. Following shareholder approval of the liquidation of the Fund, the Fund will as soon as is reasonable and practicable after the Effective Time, transmit to each shareholder of record at the Effective Time: (a) one or more liquidating distributions equal in the aggregate to the shareholder’s proportionate interest in the excess of the assets of the Fund over the liabilities of the Fund as of the Effective Time; and (b) information concerning the income tax designations associated with each liquidating distribution. Any accrued income or gains will be distributed as part of the liquidating distributions. For purposes of paying the liquidating distributions, the Advisor will contribute cash necessary to cover any shortfall due to net asset value rounding or to reflect interest and dividends receivable or other contingent assets of the Fund. Upon the mailing of the final liquidating distribution, all outstanding shares of the Fund will be redeemed and canceled.

In the event the Fund receives assets following the date of its termination (e.g., through the payment of settlement proceeds), the Plan provides that Advisor will use commercially reasonable efforts to ensure that such assets are distributed to each shareholder of record as of the Effective Time in an amount equal to the shareholder’s proportionate interest in the Fund as of the Effective Time. However, assets of a de minimis amount may be contributed to a charitable organization designated by the Board.

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Satisfaction of Federal Income and Excise Tax Distribution Requirements. If necessary, the Company will have, at or prior to the Effective Time, declared and paid a distribution or distributions which, together with all previous such distributions, will have the effect of distributing to the Fund’s shareholders all of the Fund’s investment company taxable income for the taxable years ending at or prior to the Effective Time (computed without regard to any deduction for dividends paid), and all of the Fund’s net capital gain, if any, realized in the taxable years ending at or prior to the Effective Time (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. All such distributions will be paid in cash, even for those shareholders who have elected to reinvest distributions in additional shares of the Fund, due to the closing of the Fund to purchases.

Expenses of the Liquidation of the Fund. The Advisor will pay all of the expenses incurred in carrying out the Plan to the extent such expenses are not part of the Fund’s customary fees and operating expenses. No reserve will be established by the Fund to discharge any contingent or unforeseen liabilities or obligations of the Fund that might remain after the date of the final liquidating distributions. Any such liabilities or obligations will be borne by the Advisor.

Power of Directors. The Plan provides that the Board, and subject to the discretion of the Board, the officers of the Company, may take such actions as are necessary to carry out the purposes of the Plan and that the Board will have the authority to authorize such amendments of the provisions of the Plan (other than the terms governing liquidating distributions) as may be necessary or appropriate to effect the liquidation of the Fund and the distribution of its net assets to shareholders.

Board Approval and Recommendation

The Board considered the proposed liquidation of the Fund pursuant to the Plan at a meeting held on July 18, 2018. In reaching its decision to approve the Plan and to recommend that shareholders approve the Plan, the Board considered the Advisor’s recommendation and the factors discussed below.

The Board considered the following factors, among others: 1) the Fund’s asset size; 2) the Fund’s performance since inception; 3) the Advisor’s belief that the Fund has limited sales potential for the foreseeable future given its current track record, even in the event of a significant improvement in performance; 4) the Fund’s shareholder base; 5) the tax implications of the liquidation on the Fund and its shareholders; and 6) alternatives to the liquidation of the Fund, such as the appointment of a new portfolio management team or the reorganization of the Fund into another series of the Company. Overall, the Board concluded that the Fund’s long-term viability is unlikely, as it has significant hurdles to improving its performance and sales potential.

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In considering other alternatives, the Board noted that the Advisor did not recommend these alternatives and the Board concluded that no other series of the Company would be an appropriate reorganization vehicle for the Fund, given its small size and focused international investment strategy. The Board further considered that the Advisor had agreed to pay all of the costs in carrying out the Plan to the extent the costs are not part of the Fund’s customary fees and operating expenses. The Board noted that the Advisor has been waiving advisory fees and/or reimbursing expenses under the Fund’s operating expense limitation agreement since the Fund was organized. The Board discussed the Plan with representatives of the Advisor, Fund counsel and counsel to the Independent Directors, and determined that the terms of the Plan are reasonable. Based on all of the information considered, the Board determined that liquidation of the Fund pursuant to the Plan is in the best interest of the Fund and its shareholders.

Redemption and Exchanges Prior to Liquidation

Any time prior to the Effective Time, shareholders of the Fund may redeem their shares of the Fund pursuant to the procedures set forth in the Fund’s prospectus. As disclosed in the Fund’s prospectus, although the Fund intends to pay share redemptions in cash, it reserves the right to pay redemptions in kind, which means you would be paid in portfolio securities of the Fund. Shareholders receiving portfolio securities in redemption of their shares will realize a gain or loss for federal income tax purposes in the same manner as if cash were received. Prior to the Effective Time, shareholders may also generally exchange their shares of the Fund for the same class of shares of any of the other Heartland Funds as provided in the prospectus. An exchange is treated as a redemption and a subsequent purchase, and is therefore a taxable transaction for federal income tax purposes. No redemption fees will be imposed by the Fund in connection with such redemptions or exchanges; however, please note that your financial intermediary may charge fees in connection with such redemptions or exchanges.

Material Federal Income Tax Considerations and Other Aspects of the Liquidation

The following is a general discussion of certain material U.S. federal income tax considerations for U.S. shareholders subject to federal income tax with respect to the proposed liquidation and termination of the Fund. This discussion is based on current U.S. federal income tax laws in effect on the date of this proxy statement. Future legislative or administrative changes or court decisions might significantly alter these tax consequences, possibly retroactively. The statements below are not binding upon the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will concur with this summary or that the tax consequences to any shareholder will be as set forth below.

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to specific shareholders in light of their particular circumstances or to shareholders subject to special treatment under U.S. federal income tax law (such as financial institutions, insurance companies, tax-exempt entities, broker-dealers, pension plans, or persons that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local tax considerations, nor does this discussion address any tax considerations for foreign shareholders or tax-exempt shareholders. Implementing the Plan may impose unanticipated tax consequences on shareholders and affect shareholders differently, depending on their particular tax situations independent of the Plan. The discussion is only relevant to shareholders who hold their Fund shares in a taxable account and is generally not applicable to shareholders who invest through tax-deferred arrangements, such as 401(k) plans or Individual Retirement Accounts (“IRAs”). Shareholders are encouraged to consult with their own tax advisors to determine the particular tax consequences to them of the Fund’s proposed liquidation, including the application and effect of any state, local or foreign tax laws.

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As used herein, a “U.S. shareholder” means a beneficial owner (including, in certain circumstances, through a partnership) of the Fund’s common stock that is a U.S. citizen or U.S. resident alien, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized under the laws of the United States, any state or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If the shareholders of the Fund approve the liquidation of the Fund pursuant to the Plan, the Fund will liquidate its assets and distribute the proceeds to the shareholders as provided under the Plan.

During the liquidation period, the Fund anticipates that it will retain its qualification for treatment as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and will make all required distributions so that the Fund will not be taxed on the Fund’s net gain, if any, realized from the liquidating sale of its assets. In the unlikely event that the Fund should lose its status as a regulated investment company during the liquidation process, the Fund would be treated as a regular corporation for federal income tax purposes during its last taxable year. In this event, the Fund would be subject to federal income taxes on the full amount of its taxable income and gains, which would reduce the Fund’s distributions (including, but not limited to, the liquidating distribution). In addition, the Fund would be unable to pass through to its shareholders credits against foreign taxes paid.

To the extent necessary, the Fund shall, at or prior to the Effective Time, have declared a distribution or distributions which, together with all previous such distributions, have the effect of distributing to the Fund’s shareholders all of the Fund’s investment company taxable income for the taxable years ending at or prior to the Effective Time (computed without regard to any deduction for dividends paid), and all of the net capital gain, if any, realized in the taxable years ending at or prior to the Effective Time (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. The Fund’s shareholders will be taxed on any such distributions in the same manner as any other distribution of the Fund. Alternatively, the Fund may, if eligible, treat all or a portion of such amounts required to be distributed as a distribution of investment company taxable income or net capital gain on account of the Fund’s taxable year as having been paid out as a part of the liquidating distribution made to the Fund’s shareholders in complete liquidation of the Fund. As described in the next paragraph, any such liquidating distribution will be treated for federal income tax purposes as having been received by the Fund’s shareholders as consideration for a sale or exchange of their Fund shares.

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A shareholder who receives a liquidating distribution will be treated as having received the liquidating distribution in exchange for the shareholder’s shares of the Fund and will recognize gain or loss based on the difference between the amount received and the shareholder’s basis in shares of the Fund. If a shareholder holds shares as capital assets, the gain or loss will be characterized as a capital gain or loss. If the shares have been held for more than twelve months, any such gain will be treated as long-term capital gain, taxable to individual shareholders at a maximum federal income tax rate of 20%, and any such loss will be treated as long-term capital loss. Capital gain or loss on shares held for twelve months or less will be treated as short-term capital gain or loss, except that any loss realized with respect to shares of the Fund held for six months or less will be treated as long-term capital loss to the extent of any distributions of net capital gain that were previously received on the shares. Capital losses may be subject to limitations on their use by a shareholder.

In addition to the federal income tax, certain individuals, trusts and estates may be subject to a Medicare tax of 3.8% on Fund distributions or upon receipt of a liquidating distribution treated as an exchange of the shareholder’s Fund shares. The Medicare tax is imposed on the lesser of: (i) a taxpayer’s investment income, net of deductions properly allocable to such income, or (ii) the amount by which such taxpayer’s modified adjusted gross income exceeds certain thresholds ($250,000 for married individuals filing jointly, $200,000 for unmarried individuals, and $125,000 for married individuals filing separately). Any capital gain realized by a shareholder upon an exchange of Fund shares is includable in such shareholder’s investment income for purposes of this Medicare tax. If a shareholder redeems or exchanges the shareholder’s Fund shares before the Effective Time, then such redemption or exchange (whether for cash or in-kind proceeds) will be taxed as described in the prior paragraph for liquidating distributions.

A liquidating distribution to a shareholder may be subject to backup withholding, unless the shareholder provides a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding and is a U.S. person. Certain shareholders specified in the Code may be exempt from backup withholding. The current backup withholding rate is 24%. Backup withholding is not an additional tax and is creditable against a taxpayer’s federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Important Information for Retirement Plan Investors. If you hold your Fund shares through a tax-deferred account, such as a 401(k) plan, a 403(b) plan, or an IRA, you should consult your own tax adviser or account custodian regarding how you may reinvest your liquidating distribution on a tax-deferred basis.

An IRA is generally not taxable on investment income and gain from the Fund (assuming that the IRA did not incur debt to finance its investment in the Fund). Accordingly, the receipt by an IRA of a liquidating distribution should not be a taxable event for the IRA. However, if the IRA beneficiary receives a distribution from the IRA as a result of the liquidation (as opposed to the IRA retaining and reinvesting the liquidating distribution), then such distribution may be taxable to the IRA beneficiary. In this situation, the amount received by the beneficiary will constitute a taxable distribution, and if the beneficiary has not attained 59½ years of age, such distribution will generally constitute an early distribution subject to a 10% federal penalty tax and possibly state and local penalty taxes. This federal penalty tax is in addition to the beneficiary's regular federal income tax liability on the distribution.

7

If you will receive a distribution from a traditional IRA or a Simplified Employee Pension (SEP) IRA that is terminating as a result of the liquidation of the Fund, you must either roll the proceeds into another IRA within 60 days of the date of the distribution in order to avoid having to include the distribution in your taxable income for the year, if applicable, or request the distribution be made directly to another IRA or eligible retirement plan. Please note you can make only one tax-free rollover of a distribution you receive from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs you own (the once per year rule does not apply to certain rollovers). IRA owners should promptly provide instructions to their IRA custodian with respect to a rollover of a distribution. For more information, IRA owners should contact the Fund’s Shareholder Services Team at 800-432-7856.

If you receive a distribution from a 403(b)(7) custodial account (tax-sheltered account) or a Keogh account, you must roll the distribution into an eligible retirement plan within 60 days in order to avoid disqualification of the plan and inclusion of the distribution in your taxable income for the year.  If you are the trustee of a qualified retirement plan or the custodian of a 403(b)(7) custodial account (tax-sheltered account) or a Keogh account, you may reinvest the proceeds in any way permitted by the applicable governing instrument.

Shareholders should consult their tax advisors to determine the federal, state, and other income tax consequences of receiving the liquidating distribution with respect to their particular tax circumstances.

Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the liquidation of the Fund pursuant to the Plan.

Voting Information

Shareholders Eligible to Vote

The Board has determined that shareholders of the Fund as of the close of business on August 17, 2018 (the “Record Date”) are entitled to notice of the Meeting and are eligible to vote at the Meeting (and any adjournments or postponements thereof) on the liquidation of the Fund pursuant to the Plan.

Number of Votes

As of the Record Date, [  ] shares of the Fund were issued and outstanding and entitled to vote at the Meeting. Shareholders will be entitled to one vote per share (and one fractional vote for each fractional share).

Share Ownership Information

Unless otherwise noted below, as of the Record Date, no persons owned of record or are known by the Company to own of record or beneficially more than 5% of either class of the Fund’s outstanding shares.

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Name and Address*	Class of Shares	Number of Shares	Percent of Class
[ ]	[ ]	[ ]	[ ]

*The Company believes that the entities in the above chart are the holders of record of these shares and are not the beneficial owners of such shares.

As of the Record Date, the officers and directors of the Company, in the aggregate, owned [  ]% of the Fund’s outstanding shares. Unless otherwise noted below, as of the Record Date, no director or executive officer of the Company beneficially owned shares of the Fund.

Name and Title	Class of Shares	Number of Shares	Percent of Class
William J. Nasgovitz, Director and President*	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]

*William J. Nasgovitz’s beneficial ownership includes his direct ownership of Fund shares and indirect ownership of Fund shares through his control of Heartland Holdings, Inc.

Control

Neither the Company nor the Fund is controlled by any person or entity. Any shareholder that owns 25% or more of the outstanding shares of the Fund or a class of shares of the Fund may be presumed to “control” (as that term is defined in the 1940 Act) the Fund or that class of the Fund. Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund. William J. Nasgovitz (Director and President of the Company), through his direct ownership of Fund shares and indirect ownership of Fund shares through his control of Heartland Holdings, Inc., beneficially owns [  ]% of the Fund’s shares and may therefore be deemed to control the Fund.

There are no arrangements known to the Company or to the directors of the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Since the beginning of the Company’s last fiscal year there has been no change in control of the Company.

Quorum

In order for action to be taken at the Meeting, there must exist a quorum of shareholders eligible to vote. The presence at the Meeting, in person or by proxy, of shareholders representing one-third (1/3) of the shares outstanding and entitled to vote constitutes a quorum.

If a quorum is present at the Meeting, but sufficient votes to approve the Plan are not received, the chairman of the meeting may propose one or more adjournments of the Meeting to permit the further solicitation of proxies.

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Votes Required for Liquidation of the Fund

Shareholders of each class of the Fund will vote together as a single class on the liquidation of the Fund pursuant to the Plan. The favorable vote of the holders of “the majority of the outstanding securities” of the Fund, either in person or by proxy, at the Meeting, provided a quorum is present, is required for the liquidation of the Fund pursuant to the Plan. The 1940 Act defines a majority of the outstanding securities for this purpose as the lesser of: (a) more than 50% of all outstanding shares entitled to vote; or (b) at least 67% of all shares entitled to vote which are represented in person or by proxy at a meeting at which more than 50% of the outstanding shares are represented either in person or by proxy. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Meeting.

Abstentions and Broker Non-Votes

For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions will be treated as shares that are present and entitled to vote. Abstentions will have the effect of a vote “against” the proposal.

A broker non-vote occurs in connection with a shareholder meeting when the shareholders are asked to consider both “routine” and “non-routine” proposals. In such a case, if a broker-dealer votes on the “routine” proposal but does not vote on the “non-routine” proposal because (a) the shares entitled to cast the vote are held by the broker-dealer in “street name” for the beneficial owner, (b) the broker-dealer lacks discretionary authority to vote the shares, and (c) the broker-dealer has not received voting instructions from the beneficial owner, a broker non-vote is said to occur with respect to the “non-routine” proposal. Because the only proposal is a “non-routine” matter, it is unlikely that there will be any broker non-votes at the Meeting. Broker non-votes would otherwise have the same effect as abstentions (that is, they would be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the effect of a vote “against” the proposal).

Execution of Proxies

A shareholder may vote at the Meeting in person or by a duly executed proxy. Shares represented by properly executed proxies received by the Company will be voted at the Meeting and any adjournments or postponements thereof in accordance with the terms of such proxies. If no instructions are specified in a properly executed, unrevoked proxy, such shares will be voted “FOR” the liquidation of the Fund pursuant to the Plan. Proxies will be voted in the discretion of the persons named in the proxy on any other proposals properly brought before the Meeting. The Board presently does not anticipate that any other matters will be considered at the Meeting.

Revocation of Proxies

A shareholder may revoke his or her proxy at any time prior to the voting thereof by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her shares in person. Unless so revoked, the shares represented by a properly executed proxy will be voted at the Meeting and at any adjournments or postponements thereof in accordance with the instructions indicated on that proxy.

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Beneficial Owners

Upon request, the Advisor will reimburse brokerage firms, banks, custodians and other record owners for their reasonable out-of-pocket expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares.

Other Proposals

Under Maryland law, the only matters that may be acted on at a special meeting of shareholders are those stated in the notice of the special meeting. Accordingly, other than procedural matters relating to the proposal to liquidate the Fund pursuant to the Plan, no other business may properly come before the Meeting. If any procedural matter requiring a vote of shareholders should arise, the persons named as proxies will vote on such matter in accordance with their discretion.

Other Information

Shareholder Meetings

The Company is organized as a Maryland corporation, and as permitted by Maryland law, the Company's Bylaws provide that the Company is not required to hold annual meetings of shareholders in any year in which the election of directors, approval of an investment advisory agreement (or any sub-advisory agreement) or ratification of the selection of independent public accountants is not required to be acted upon by shareholders of the Company or of any of its portfolio series under the 1940 Act. Meetings of shareholders of the Heartland Funds will be held when and as determined necessary by the Board and in accordance with the 1940 Act.

Shareholder Proposals

The Company is not required to hold annual shareholder meetings and currently does not intend to hold shareholder meetings unless shareholder action is required in accordance with the 1940 Act. Shareholders of the Fund wishing to submit proposals for inclusion in a proxy statement for any future shareholder meetings should send their written proposals to the Secretary of the Company at 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202 within a reasonable amount of time prior to such meeting. The Board does not presently anticipate holding any other shareholder meetings for the Fund in 2018, other than the Meeting.

Investment Adviser, Distributor and other Service Providers

The principal office of the Company’s investment adviser, Heartland Advisors, Inc., is located at 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202. The principal office of the distributor of shares of the Fund, ALPS Distributors, Inc., is located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Company’s Custodian, Brown Brothers Harriman & Co., is located at 50 Post Office Square, Boston, Massachusetts 02110. The Company's transfer and dividend disbursing agent, ALPS Fund Services, Inc., is located at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

11

Annual and Semi-Annual Report Delivery

The Company will furnish, free of charge, a copy of the Fund’s most recent Annual Report and Semi-Annual Report to any shareholder upon request. Contact the Company at 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202 or call 1-800-432-7856. They are also available on the Fund’s website at www.heartlandfunds.com.

Delivery of Documents to Security Holders Sharing an Address

The SEC has adopted rules that permit investment companies, such as the Company, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This form of delivery is referred to as “householding.” If you participate in householding and unless the Fund has received contrary instructions, only one copy of this Proxy Statement will be mailed to two or more shareholders who share an address. If you need additional copies, do not want your mailings to be householded or would like your mailings householded in the future, please call the Company at 1-800-432-7856 or write to the Company at the address provided above. Copies of this Proxy Statement will be delivered to you promptly upon oral or written request.

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APPENDIX A

HEARTLAND GROUP, INC.

PLAN OF LIQUIDATION OF HEARTLAND INTERNATIONAL VALUE FUND

This Plan of Liquidation (the “Plan”) of Heartland International Value Fund (the “Fund”), a series of Heartland Group, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Maryland and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), is adopted this 18th day of July, 2018 and is intended to accomplish the complete liquidation of the Fund in conformity with the laws of the State of Maryland.

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is advisable and in the best interest of the Fund that it be closed to new investments and that the Fund be liquidated as a series of the Company as provided in Section 7.2(e) of the Company’s charter; and

WHEREAS, the Board has considered and approved this Plan as the method of liquidating the Fund.

NOW, THEREFORE, the liquidation of the Fund shall be carried out in the manner hereinafter set forth:

1.	Effectiveness of Plan. The Plan shall become effective upon approval of the Plan by the majority of the outstanding securities (as defined in the 1940 Act) of the Fund at a meeting of shareholders called for the purpose of voting upon the proposal. The Board has approved various actions to take place prior to the liquidation of the Fund, as described below, but the liquidation of the Fund at the Effective Time shall only take place following approval by the shareholders of the Fund.

2.	Closing of Fund. The Fund shall be closed to purchases and incoming exchanges as of the close of trading on the New York Stock Exchange on July 18, 2018 (the “Closing Date”); provided, however, that exceptions may be made in limited circumstances when approved by the officers of the Company where it is not operationally possible or otherwise impracticable to prohibit new purchases by an account.

3.	Cessation of Business. As of the close of trading on the New York Stock Exchange on October 26, 2018, or such other date determined by the officers of the Company (the “Effective Time”), the Fund shall cease its business as a series fund of a registered investment company and shall not engage in any business activities except for the purposes of winding up its business affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities as provided for in Section 5 below, and distributing its remaining assets of each class ratably among the shareholders of the outstanding shares of that class, in accordance with this Plan.

A-1

4.	Fixing of Interests and Closing of Books. The proportionate interests of the shareholders in the assets of each class of the Fund shall be fixed on the basis of their respective holdings at the Effective Time. At the Effective Time, the books of the Fund shall be closed.

5.	Liquidation of Fund Assets and Payment of Debts. As soon as is reasonable and practicable after the Closing Date and before the Effective Time, all portfolio securities of the Fund shall be converted to cash or cash equivalents. If any such securities are illiquid or otherwise unable to be converted to cash or cash equivalents prior to the Effective Time, such security or securities may be transferred to Heartland Advisors, Inc. (the “Advisor”) or an affiliate as a redemption in kind of its interest in the Fund, subject to approval by the Board and compliance with other applicable regulatory requirements governing affiliated transactions. As soon as practicable after the Closing Date, the Company shall pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the final liquidating distribution provided for in Section 6 below.

6.	Liquidating Distributions. As soon as is reasonable and practicable after the Effective Time, the Company shall transmit to each shareholder of record at the Effective Time (a) one or more liquidating distributions equal in the aggregate to the shareholder’s proportionate interest in the excess of the assets of the Fund over the liabilities of the Fund as of the Effective Time; and (b) information concerning the income tax designations associated with each liquidating distribution. Any accrued income or gains will be distributed as part of the liquidating distribution. For purposes of paying such liquidating distributions, the Advisor shall contribute cash necessary to cover any shortfall due to net asset value rounding or to reflect interest and dividends receivable or other contingent assets of the Fund. Upon the mailing of the final liquidating distribution, all outstanding shares of the Fund will be redeemed and canceled. In the event that the Fund receives assets following the date of its termination (e.g., through the payment of settlement proceeds) the Advisor agrees to use commercially reasonable efforts to ensure that such assets are distributed to each shareholder of record as of the Effective Time in an amount equal to the shareholder’s proportionate interest in the Fund as of the Effective Time; provided, however, that assets of a de minimis amount may be contributed to a charitable organization designated by the Board.

A-2

7.	Satisfaction of Federal Income and Excise Tax Distribution Requirements. If necessary, the Company shall have, at or prior to the Effective Time, declared and paid a distribution or distributions which, together with all previous such distributions, shall have the effect of distributing to the Fund’s shareholders all of the Fund’s investment company taxable income for the taxable years ending at or prior to the Effective Time (computed without regard to any deduction for dividends paid), and all of the Fund’s net capital gain, if any, realized in the taxable years ending at or prior to the Effective Time (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. All such distributions shall be paid in cash, even for those shareholders who have elected to reinvest distributions in additional shares of the Fund, due to the closing of the Fund to new purchases. Alternatively, the Fund may, if eligible, treat all or any portion of the amounts to be distributed pursuant to this Section 7 as having been paid out as part of the liquidating distributions made to Fund shareholders pursuant to Section 6.

8.	Expenses of the Liquidation of the Fund. The Advisor shall bear all of the expenses incurred in carrying out this Plan to the extent such expenses are not part of the Fund’s customary fees and operating expenses. In addition, no reserve shall be established by the Fund to discharge any contingent or unforeseen liabilities or obligations of the Fund that might remain after the date of the final liquidating distribution, it being understood that any such liabilities or obligations shall be borne by the Advisor.

9.	Power of Directors. In addition to the general power of the directors of the Company under Maryland law, the Board, and subject to the discretion of the Board, the officers of the Company, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Maryland law, the 1940 Act or the Securities Act of 1933, as amended, or the Internal Revenue Code of 1986, as amended. The Board shall have the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing liquidating distributions) as may be necessary or appropriate to effect the liquidation of the Fund and the distribution of its net assets to shareholders in accordance with the purposes to be accomplished by the Plan.

Accepted and agreed as to Sections 6 and 8:

Heartland Advisors, Inc.

By:	/s/ William R. Nasgovitz

William R. Nasgovitz
Chief Executive Officer

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PROXY TABULATOR
P.O. BOX 9112

FARMINGDALE, NY 11735

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.
2) Go to website www.proxyvote.com. 3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.
2) Call 1-800-690-6903. 3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate box on the proxy card below.
3) Sign and date the proxy card.
4) Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E50353-S75021	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

HEARTLAND INTERNATIONAL VALUE FUND

Vote on Proposal		For	Against	Abstain
1. To approve the liquidation of the Heartland International Value Fund pursuant to a plan of liquidation, a copy of which is attached as Appendix A to the proxy statement accompanying this proxy card.		☐	☐	☐

Proxies are authorized to vote and otherwise represent the undersigned shareholder(s) on any matter that may properly come before the Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

This proxy is solicited by the Board of Directors of Heartland Group, Inc. (the “Company”), which recommends that you vote FOR the Proposal. Please vote by checking the appropriate box.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY PHONE OR INTERNET

Note: Please sign exactly as your name appears on the records of the Company and date. If joint owners, each holder should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation or other entity or in another representative capacity, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [JOINT OWNERS]	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

E50354-S75021

HEARTLAND GROUP, INC. PROXY FOR SPECIAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of the Heartland International Value Fund (the “Fund”), a series of Heartland Group, Inc., a Maryland corporation, hereby appoints William R. Nasgovitz and Nicole J. Best, or either of them, with full power of substitution, as proxies for the undersigned, to represent and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the special meeting of shareholders of the Fund (the “Meeting”) to be held at 789 North Water Street, Suite 500, Milwaukee, WI 53202 on Tuesday, October 9, 2018 at 9:00 a.m., Central Time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposal. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any matter that may properly come before the Meeting or any adjournment or postponement thereof.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.